Exhibit 10.18

Strategic Alliance Agreement

This Strategic Alliance Agreement (this “Agreement”) is entered on yunchong, 2022, by and between Zero Nox Inc. at 1343 S. Main St., Porterville, CA 93257 (“ZeroNox”), and Dayun Automobile Co., Ltd at No. 1 Airport Avenue, Konggang Economic Development District, Yuncheng, Shanxi, P.R. China 044000 (“Dayun”). ZeroNox and Dayun are collectively referred to herein collectively as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, the Parties wish to enter into a strategic alliance to design, develop, manufacture, market, sell, and service electric vehicles.

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises hereinafter expressed, the Parties hereto do mutually agree as follows:

1.	SCOPE OF STRATEGIC ALLIANCE

The Parties agree to collaborate long-term on the design, development, manufacturing, marketing, selling, and servicing of electric vehicles. The purpose of this alliance is to allow full transparency and the free flow of ideas between both Parties in all above mentioned areas in a combined effort for a successful, profitable, and streamlined establishment and enhancement of electric vehicles being labeled “Powered by ZeroNox”. Each Party acknowledges their respective roles as outlined below in Section 2 and agrees to work in good faith for the shared benefit of the collective with ZeroNox exclusively managing the front-end sales and marketing throughout the world globally and the battery package design and production for the electric vehicles, and Dayun principally handling the back-end design and manufacture of the electric vehicles.

2.	ROLES AND RESPONSIBILITES OF PARTIES

The Parties’ Roles and Responsibilities in this agreement are defined below:

ZeroNox:

•	Design, development and production of battery packages for electric vehicles in collaboration with Dayun.
•	Design and development of electric vehicles in collaboration with Dayun.
•	Provide input and feedback to Dayun for continuous improvement of electric vehicles with manufacturing and design.
•	Build out and manage a proficient and effective website and social media presence for the electric vehicles “Powered by ZeroNox”.
•	Grow sales both nationally and internationally utilizing the ZeroNox distribution channels, and ensure that the agreed annual sales target is achieved.
•	Establish and manage a dealer network for the electric vehicles, including an online dealer portal for products and parts.
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To be the exclusive distributor outside China and Europe of the S1 SUV electric vehicles manufactured by Dayun, or of updates to, new models of, or confusingly similar versions of, these vehicles, but not to use Dayun’s registered trademarks in any location of the vehicles. ZeroNox’s exclusivity rights will expire (a) if ZeroNox fails to achieve the agreed annual sales target (to be agreed upon in a separate agreement), (b) if ZeroNox sells any of the electric vehicles under this Agreement outside the authorized area, or (c) upon material breach of the terms of this Agreement (such as damaging the goodwill and interests of the other Party, or seriously violating the terms of this Agreement). Should the exclusivity rights be terminated, then ZeroNox may continue to cooperate with Dayun as an ordinary agent.

•	Design, development and production of battery packages for electric vehicles in collaboration with Dayun.
•	Oversee manufacturing of the battery packages for electric vehicles, ensuring excellence in quality control and timely production.
•	Explore opportunities to extend manufacturing of the electric vehicles identified in this Agreement on other continents, including but not limited to Africa.

Dayun:

•	Design, development and production of electric vehicles in collaboration with ZeroNox.
•	Closely monitor manufacturing of the electric vehicles, ensuring excellence in quality control and timely production.
•	Act as liaison between any parts manufacturers to assure lowest price and highest quality.
•	Provide full transparency in parts/vehicle/shipping costs to ensure cost competitiveness.
•	Provide written express warranties for vehicles and parts, which shall be memorialized in a separate agreement.
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Use ZeroNox as your exclusive distributor outside China and Europe for the S1 SUV electric vehicles, or of updates to, new models of, or confusingly similar versions of, these vehicles, manufactured by Dayun, but not to use Dayun’s registered trademarks in any location of the vehicles. ZeroNox’s exclusivity rights will expire (a) if ZeroNox fails to achieve the agreed annual sales target (to be agreed upon in a separate agreement), (b) if ZeroNox sells any of the electric vehicles under this Agreement outside the authorized area, or (c) upon material breach of the terms of this Agreement (such as damaging the goodwill and interests of the other Party, or seriously violating the terms of this Agreement). Should the exclusivity rights be terminated, then ZeroNox may continue to cooperate with Dayun as an ordinary agent.

3.	PERIOD OF PERFORMANCE

This Agreement shall be effective as of the date first set forth above, and shall expire on mutual agreement of the Parties, or upon material breach of the terms of this Agreement.

4.	CONFIDENTIAL INFORMATION

The Parties acknowledge and agree that in the course of the performance of their “Roles and Responsibilities” set forth in Section 2 above, or additional services that may be performed pursuant to this Agreement, that each may be given access to, or come into possession of, confidential information of the other Party which information may contain trade secrets, proprietary data or other confidential material of that Party, and that such information will be kept confidential by the Parties, as set forth more fully in the Non-Disclosure and Non- Circumvention Agreement which is attached hereto as Exhibit A. Materials used in any engagement undertaken pursuant to this Agreement shall not be altered or changed without the consent of both Parties.

5.	NO PARTNERSHIP

Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between ZeroNox and Dayun, and neither Party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. The Parties do not contemplate a sharing of profits relating to the Agreement so as to create a separate taxable entity under Section 761 of the Internal Revenue Code of 1986, as amended, nor co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction. Revenues and expenses relating to the Roles and Responsibilities and any additional services shall be reported separately by the Parties for tax purposes. During the performance of any of the Roles and Responsibilities, Dayun employees will not be considered employees of ZeroNox, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker’s compensation, industrial accident, labor or taxes of any kind.

6.INDEMNIFICATION

Each of ZeroNox and Dayun, at its own expense, shall indemnify, defend and hold the other, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third- party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney’s fees) resulting solely and directly from the indemnifying party’s negligence or willful misconduct. Neither ZeroNox nor Dayun shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third- party. Each of ZeroNox and Dayun agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each Party further agrees to cooperate with the other in the defense of any such claim or other matter.

7.	LIMITATIONS OF LIABILITY

If there shall be any liability of one Party to the other that arises out of or is in any way connected to this Agreement, each Party’s aggregate liability for all damages, losses and causes of action whether in contract, tort (including negligence) or otherwise, either jointly or severally, shall not exceed the total amounts paid by the claiming party to the liable party until the immediately preceding day that the act or omission occurred that gave rise to the claim. Each Party acknowledges that the other is not an insurer, and that the payments made hereunder are based solely on the value of the services and are not sufficient to warrant assuming any risk of consequential or other damages due to negligence or failure to perform. Due to the nature of the services to be performed, it is impracticable and extremely difficult to fix the actual damages, if any, which may result (proximately or otherwise) from negligence or failure to perform under this Agreement. This limitation of liability reflects an allocation of risk between the Parties in view of the fees charged, is not a penalty, and shall be exclusive. The limitations in this Agreement shall apply despite any failure of essential purpose of any limited warranty or remedy.

8.	NON-SOLICITATION OF PERSONNEL

ZeroNox and Dayun agree not to engage in any attempt whatsoever to hire, or to engage as independent contractors, the other’s employees or independent contractors during the term of this Agreement and for a period of 2 years following expiration or termination of this Agreement except as may be mutually agreed in writing.

9.	INTELLECTUAL PROPERTY

Work performed on engagements pursuant to this Agreement by ZeroNox and Dayun, and information, materials, products and deliverables developed in connection with engagements pursuant to this Agreement, shall be deemed work-for-hire, as set forth more fully in the Non-Disclosure and Non-Circumvention Agreement which is attached hereto as Exhibit A. The Parties agree and acknowledge that ZeroNox has exclusive rights to use the “ZeroNox” and “Powered by ZeroNox” brands as a trademark and in connection with electric vehicles, and Dayun agrees not to use the “ZeroNox” or “Powered by ZeroNox” brands as a trademark or in connection with electric vehicles without express consent from ZeroNox. In addition, Dayun agrees that ZeroNox will be the exclusive distributor outside China and Europe for the S1 SUV electric vehicles, or of updates to, new models of, or confusingly similar versions of, these vehicles, manufactured by Dayun, but not to use Dayun’s registered trademarks in any location of the vehicles. ZeroNox’s exclusivity rights will expire (a) if ZeroNox fails to achieve the agreed annual sales target (to be agreed upon in a separate agreement), (b) if ZeroNox sells any of the electric vehicles under this Agreement outside the authorized area, or (c) upon material breach of the terms of this Agreement (such as damaging the goodwill and interests of the other Party, or seriously violating the terms of this Agreement). Should the exclusivity rights be terminated, then ZeroNox may continue to cooperate with Dayun as an ordinary agent.

10.	ENTIRE AGREEMENT

This Agreement together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the subject matter hereof. This Agreement cannot be modified, changed or amended, except in writing signed by a duly authorized representative of each of the Parties.

11.	CONFLICT

In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern. All disputes arising from the performance of this Agreement should be settled through friendly negotiations. Should no settlement be reached through negotiation, the case shall then be submitted to resolution through WIPO Mediation Rules and/or WIPO Expedited Arbitration Rules. The place of mediation or arbitration shall be Singapore. The language to be used in the mediation or arbitration shall be English. The award of the arbitration shall be final and binding upon both parties. The Arbitration fee shall be borne by the losing party unless otherwise awarded by the arbitration organization.

12.	ASSIGNMENT AND DELEGATION

Neither Party shall assign or delegate this Agreement or any rights, duties or obligations hereunder to any other unaffiliated (i.e. not a parent company or subsidiary company) person and/or entity without prior express written approval of the other Party.

13.	NOTICES

Any notice required or permitted to be given under this Agreement shall be done through email at the specified email below:

ZeroNox: vonnc@zeronox.com

Dayun: zheng@dayunmotor.com

14.	SEVERABILITY

If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

15.	GOVERNING LAW AND VENUE

This Agreement shall be governed and construed in accordance with the WIPO Mediation Rules. If, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within 60 days of the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules.

Alternatively, if, before the expiration of the said period of 60 days, either party fails to participate or to continue to participate in the mediation, the dispute, controversy or claim shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The arbitral tribunal shall consist of a sole arbitrator. The place of mediation or arbitration shall be Singapore. The language to be used in the mediation or arbitration shall be English. The dispute, controversy or claim referred to arbitration shall be decided in accordance with the law of the State of California.

By:	/s/ Vonn R. Christenson	Date:	10/25/22
Vonn R. Christenson for Zero Nox Inc.

By:	/s/ Chuanfa Zheng		Date:	Oct. 25. 2022
	Chuanfa Zheng	for Dayun Automobile Co., Ltd